UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  March 5, 2009

AMERICAN CONSUMERS, INC.
(Exact name of registrant as specified in its charter)

Georgia	0-5815	58-1033765
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

55 Hannah Way, Rossville, Georgia	30741
(Address of principal executive offices)	(zip code)

Registrant’s telephone number, including area code:  (706) 861-3347

N/A
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.    Entry into a Material Definitive Agreement.

On March 5, 2009, American Consumers, Inc. (the “Company”) entered into two agreements with Postec, Inc. for the purchase and installation of new cash register hardware and software and scanning equipment for both the Company’s Jasper, Tennessee grocery store location (the “Jasper Agreement”) and the Company’s Ringgold, Georgia grocery store location (the “Ringgold Agreement” and, together the “Agreements”).  The Agreements also provide for initial training services for store personnel and for limited warranty service on the new equipment.  The respective purchase prices (net of trade in allowance) under each of the Agreements are $59,277 for the Jasper Agreement and $55,078 for the Ringgold Agreement, which in each case includes payment for hardware, software and equipment as well as installation, training and limited warranty service, payable 50% down as a non-refundable deposit with the remaining balance payable upon delivery.  Delivery of the equipment to each of these locations is expected to occur 4 to 6 weeks following the March 5, 2009 contract date.  The purchases under these Agreements complete the process, previously described in our periodic reports, of upgrading the Company’s cash registers and scanning equipment due to the government-mandated change to add an additional digit to UPC bar codes on inventory items, as well as to the deterioration of the equipment that has now been replaced.  Apart from the transactions described herein, the Company and its affiliates have no other material relationships with Postec, Inc. or any of its affiliates.

Item 2.03.    Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

On February 24, 2009, the Company executed two new promissory notes (the “Notes”) to provide financing for the purchase and installation of new cash register hardware and software and scanning equipment (including applicable sales taxes) pursuant to the Jasper Agreement and the Ringgold Agreement, as discussed above.  The Note associated with the Jasper Agreement has an initial principal balance of $60,470, while the Note associated with the Ringgold Agreement has an initial principal balance of $55,470.  Both Notes were entered into with the Company’s principal lender, Gateway Bank & Trust Company (“Gateway”), in accordance with the previously announced commitment letter between the Company and Gateway for the funding of this purchase.  The commitment letter calls for Gateway to provide up to $440,000 of financing in the form of five-year term loans, with interest at the Wall Street Journal prime rate plus 0.5% per annum and interest and principal payable on a five-year amortization schedule.  The commitment letter also provides for an origination fee equal to 0.75% of the amounts advanced, and provides that the debt will be secured by a first priority lien on the new equipment in addition to being cross-collateralized with all of the Company’s other indebtedness to Gateway.

In accordance with these terms, the Company paid origination fees to Gateway of $900.00 in connection with the funding under these two Notes.  The Jasper Note must be repaid in sixty (60) monthly payments of $1,172.65 (subject to adjustment for future changes in the variable interest rate), beginning on April 10, 2009 with final payment due on March 10, 2014.

The Ringgold Note must be repaid in sixty (60) monthly payments of $1,075.68 (subject to adjustment for future changes in the variable interest rate), beginning on April 10, 2009 with final payment due on March 10, 2014.  Both Notes bear interest at an annual rate of 0.50 points over the Wall Street Journal Prime Rate, adjusted each month, and subject to a floor rate of 6.00%, which is the initial effective interest rate as of March 5, 2009.  The Notes are collateralized by a security interest in the Company’s $300,000 certificate of deposit with the Lender and by a security interest in the register system and substantially all of the Company’s accounts receivable, inventory, machines and equipment, furniture and fixtures, and proceeds of the foregoing, as well as by personal guarantees of the Company’s President and CEO and its Executive Vice President and CFO.  Both Notes are cross-collateralized and cross-defaulted with the Company’s other existing indebtedness to Gateway.

The Notes include affirmative and negative covenants and Events of Default which are customary for this type of indebtedness and the related security documents require the Company to provide insurance on the register system and business assets.  The foregoing description of the Notes and the related security documents is qualified by reference to the full text of the documents, which will be filed as exhibits to the Company’s Quarterly Report on Form 10-Q for the current quarter.

Item 9.01.    Financial Statements and Exhibits

The following Exhibits are filed pursuant to Item 9 of this Report:
Exhibit No.	Description
10.37
Terms Sheet Letter between the Company and Gateway Bank & Trust Company, dated as of February 7, 2008, regarding commitment under which first borrowing was initiated July 25, 2008.  Incorporated by reference to Exhibit 10.37 to Form 8-K dated July 25, 2008.*

10.46	Cash Register Purchase Agreement for the Company’s Jasper, Tennessee location, dated March 5, 2009. Filed herewith.
10.47	Cash Register Purchase Agreement for the Company’s Ringgold, Georgia location, dated March 5, 2009. Filed herewith.

* SEC File No. 0-5815.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AMERICAN CONSUMERS, INC.

Date: March 11, 2009	By:	/s/ Paul R. Cook
Paul R. Cook
Chief Financial Officer